Exhibit 99.1

Alliance Data Completes Acquisition of Bread®
•	Alliance Data successfully closes transaction; underscores commitment to investing in digital offerings including installment and buy now, pay later products
•	Company welcomes approximately 200 Bread employees and its more than 400 existing clients

COLUMBUS, Ohio, Dec. 4, 2020 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing, loyalty and payment solutions, today announced it has completed the acquisition of Lon Inc., a technology-driven digital payments company operating under the trademark Bread, offering an omnichannel solution for retailers and platform capabilities to bank partners.  The acquisition was completed under the terms of the previously announced definitive agreement entered into on October 28, 2020. Alliance Data’s aggregate consideration for this acquisition, valued at approximately $450 million at signing and subject to customary closing purchase price adjustments, consisted of cash and approximately 1.9 million shares of Alliance Data common stock, with a portion of the cash consideration deferred for a period of one year.

Alliance Data gains Bread’s flexible technology platform and will soon offer to its brand partners installment and buy now, pay later solutions at the point-of-sale. Able to seamlessly integrate with online, mobile and brick and mortar shopping environments, Bread’s platform gives Alliance Data’s brand partners the tools to drive increased spend and loyalty as customers increasingly adopt digital payments.

Additionally, Alliance Data welcomes Bread’s talented group of employees, many of whom are specialized technology and product engineers. These new Alliance Data associates bolster Alliance Data’s agility, fintech knowledge and skillsets to support the innovation and development of new and expanded payment solutions. Bread will maintain its Tampa, Fla., customer care center and continue supporting its 400+ existing clients from its Innovation Center in New York City.

“Bread’s innovative platform and point-of-sale technologies, including installment and buy now, pay later solutions, expands our payment offerings and reinforces Alliance Data’s commitment to investing in digital and technology solutions,” said Ralph Andretta, president and chief executive officer, Alliance Data. “We are excited to welcome our new Bread associates, and look forward to working together to support our brand partners and their customers to drive greater value.”

With Bread, Alliance Data will offer its brand partners across verticals and their customers a number of ways to finance purchases of all sizes. As retailers and e-tailers alike appeal to tech-savvy shoppers seeking convenient digital options, installment and buy now, pay later solutions empower customers to choose the payment option that meets their needs.

“With several top-Millennial brands in our client roster, the capabilities and products acquired through Bread appeal to younger, digitally native consumers,” said Val Greer, chief commercial officer, Alliance Data’s Card Services business. “Bread’s easy, seamless integration and white labeling options give our brand partners the ability to quickly stand up these additional payment offerings, all while keeping their own branding at the forefront of the shopping experience.”

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ over 8,500 associates at more than 50 locations worldwide.
Alliance Data's Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.
Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.
We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Alliance Data
Brian Vereb – Investor Relations
614-528-4516
brian.vereb@alliancedata.com
Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com
Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com